Exhibit 99.1
Ocugen Inc. Regains Compliance with Nasdaq Bid Price Rule
MALVERN, PA, January 8, 2021 (GLOBE NEWSWIRE)- Ocugen, Inc. (NASDAQ: OCGN), a biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to fight COVID-19, today received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5550(a)(2).
Previously, on December 27, 2019, Nasdaq had notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. In order to regain compliance with Rule 5550(a)(2), the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. On September 8, 2020, Nasdaq had granted the Company an additional 180-days, or until March 8, 2021, to regain compliance. Since then, for the 10 consecutive business days from December 23, 2020 to January 7, 2021, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, Nasdaq has informed the Company that it has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.
About Ocugen, Inc.
Ocugen, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to fight COVID-19. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many,” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. For more information, please visit www.ocugen.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.
Corporate Contact:
Ocugen, Inc.
Sanjay Subramanian
Chief Financial Officer
IR@Ocugen.com
Media Contact:
LaVoieHealthScience
Emmie Twombly
etwombly@lavoiehealthscience.com
+1 857-389-6042